   As filed with the Securities and Exchange Commission on May 14, 1996

                                                    Registration No. ___________
================================================================================

                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------


                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         SHOREWOOD PACKAGING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                                      11-2742734
(STATE OR OTHER JURISDICTION OF             (I.R.S. EMPLOYER IDENTIFICATION NO.)
 INCORPORATION OR ORGANIZATION)

            277 PARK AVENUE, NEW YORK, NEW YORK 10172 (212) 371-1500 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS'S PRINCIPAL EXECUTIVE OFFICES)

                   HOWARD M. LIEBMAN, EXECUTIVE VICE PRESIDENT
                           AND CHIEF FINANCIAL OFFICER
                         SHOREWOOD PACKAGING CORPORATION
                                 277 PARK AVENUE
                            NEW YORK, NEW YORK 10172
                                 (212) 371-1500
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                              OF AGENT FOR SERVICE)

                             ----------------------
                                    COPY TO:

                            PETER A. EISENBERG, ESQ.
                                 BRYAN CAVE LLP
                                 245 PARK AVENUE
                          NEW YORK, NEW YORK 10167-0034
                                 (212) 692-1800

                             ----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

         If any of the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/


================================================================================

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
                                                       Proposed Maximum          Proposed Maximum
 Title of Shares to be         Amount to be           Offering Price Per        Aggregate Offering      Amount of Registration
      Registered                Registered                 Share(1)                    Price                     Fee
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.01                        300,000                  $16.50                $4,950,000               $1,706.89
- --------------------------------------------------------------------------------------------------------------------------------
          Total                   300,000                                                                 $1,706.89
================================================================================================================================


- ------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(g), based on the mean of the high bid and low asked prices of the Registrant's Common Stock as of 4 p.m. on May 10, 1996, as reported by the National Association of Securities Dealers Automated Quotation Systems ("Nasdaq").

PURSUANT TO RULE 416, THERE ARE ALSO BEING REGISTERED SUCH ADDITIONAL SHARES OF COMMON STOCK AS MAY BECOME ISSUABLE PURSUANT TO ANTI-DILUTION PROVISIONS OF THE WARRANTS, AS DEFINED HEREIN.



                      -------------------------------------


         The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.



                      -------------------------------------

                         SHOREWOOD PACKAGING CORPORATION
                              CROSS REFERENCE SHEET

              Showing the Location in the Prospectus of Information Required by Items 1 through 13 of Part I of Form S-3

Registration Statement                           Location or Caption
Item Number and Caption                          in Prospectus
- -----------------------                          -------------
1.     Forefront of Registration Statement       Outside Front Cover
       and Outside Front Cover of                Page
       Prospectus

2.     Inside Front and Outside Back Cover       Inside Front and
       Pages of Prospectus                       and Outside Back Cover
                                                 Pages; Available Information;
                                                 Incorporation of Certain Documents
                                                 by Reference

3.     Summary Information, Risk Factors         The Company;
       and Ratio of Earnings to Fixed            Risk Factors - Not Applicable
       Charges                                   Ratio of Earnings to Fixed Charges-
                                                 Not Applicable

4.     Use of Proceeds                           Use of Proceeds

5.     Determination of Offering Price           Not Applicable

6.     Dilution                                  Not Applicable

7.     Selling Securityholder                    Selling Securityholder

8.     Plan of Distribution                      Plan of Distribution

9.     Description of Securities                 Not Applicable
       to be Registered

10.    Interests of Named Experts and Counsel    Experts; Legal Matters

11.    Material Changes                          Not Applicable

12.    Incorporation of Certain Information      Incorporation of Certain
       by Reference                              Documents by Reference

13.    Disclosure of Commission Position         Not Applicable
       and Indemnification for Securities
       Act Liabilities.

                 Subject to Completion, Dated May 14, 1996


PROSPECTUS


                            SHOREWOOD PACKAGING CORP.

                         300,000 SHARES OF COMMON STOCK,
                                 PAR VALUE $.01

         This Prospectus relates to the offering by BMG Music, a New York general partnership ("BMG Music"), of up to an aggregate of 300,000 shares of Common Stock, par value $ .01 per share ("Common Stock") of Shorewood Packaging Corporation, a Delaware corporation ("Shorewood" or the "Company"), which BMG Music may acquire upon exercise of an outstanding warrant (the "Warrant") issued to it in July 1992 in a private transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Act"). BMG Music is referred to herein as the "Selling Stockholder". The shares of Common Stock offered from time to time by the Selling Stockholder are hereinafter referred to as the "Shares." The Shares may be sold from time to time directly by the Selling Stockholder or by pledgees, donees, transferees or other successors in interest. Alternatively, the Shares may be offered from time to time by the Selling Stockholder to or through brokers or dealers who may act solely as agent, or may acquire shares as principal. The distribution of the Shares may be effected in one or more transactions that take place on the National Association of Securities Dealers Automated Quotation Systems ("Nasdaq"), including block trades, ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by these holders in connection with such sales. In connection with such sales, the Selling Stockholder and any participating brokers or dealers may be deemed "underwriters" as such term is defined in the Securities Act of 1933, as amended.

         None of the proceeds from the sale of the Shares by the Selling Stockholder will be received by the Company. The Company will receive the proceeds from the exercise of the Warrant by the Selling Stockholder. There can be no assurance, however, that the Selling Stockholder will exercise its Warrant. The Company will bear all expenses (other than underwriting discounts and selling commissions, state and local transfer taxes, and fees and expenses of counsel or other advisers to the Selling Stockholder) in connection with the registration of the Shares being offered by the Selling Stockholder.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The Common Stock of the Company is traded on Nasdaq. On May 10, 1996, the reported closing price of the Common Stock on Nasdaq was $16.50 per share.


               The date of this Prospectus is _____________, 1996

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such materials may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 filed by the Company with the Commission (the "Registration Statement") with respect to the securities to which this Prospectus relates, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Each summary in this Prospectus of information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The Company hereby incorporates by reference the following documents filed with the Securities and Exchange Commission:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended April 29, 1995, as filed on July 28, 1995;

         (b) The Registrant's Annual Report on Form 10-K/A for the fiscal year ended April 29, 1995, as filed on August 11, 1995;

         (c) The Registrant's Annual Report on Form 10-K/A for the fiscal year ended April 29, 1995, as filed on October 19, 1995;

         (d) The Registrant's Quarterly Report on Form 10-Q for the quarter ended July 29, 1995, as filed on September 12, 1995;

         (e) The Registrant's Quarterly Report on Form 10-Q/A for the quarter ended July 29, 1995, as filed on September 20, 1995;

         (f) The Registrant's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995, as filed on December 12, 1995;

         (g) The Registrant's Quarterly Report on Form 10-Q/A for the quarter ended October 28, 1995, as filed on February 20, 1996;

         (h) The Registrant's Quarterly Report on Form 10-Q for the quarter ended January 27, 1996, as filed on March 14, 1996.

         (i) The Registrant's definitive Proxy Statement, dated September 15, 1995 as filed with the Securities and Exchange Commission in connection with the Registrant's Annual Meeting of Shareholders; and

         (j) The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, and prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide a copy of any documents incorporated by reference herein (excluding exhibits to the documents so incorporated, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates), free of charge, to each person to whom this Prospectus is delivered, upon written or oral request to Shorewood Packaging Corporation, 277 Park Avenue, New York, New York 10172, Attention: Corporate Secretary; telephone (212) 371-1500.

                                   THE COMPANY

         Shorewood Packaging Corporation and its subsidiaries (collectively, "Shorewood" or the "Company") print and manufacture high quality paperboard packaging for the cosmetics, home video, music, software, tobacco and toiletries and general consumer markets in the United States and Canada. The Company's principal executive offices are located at 277 Park Avenue, New York, New York 10172 and its telephone number is (212) 371-1500.

                                 USE OF PROCEEDS

         None of the proceeds from the sale of the Shares by the Selling Stockholder will be received by the Company. The proceeds, if any, received by the Company upon exercise of the Warrant by the Selling Stockholder will be used for working capital purposes.

                             SELLING SECURITY-HOLDER

         On July 23, 1992, the Company issued a Warrant to purchase 300,000 shares of its Common Stock, at an exercise price of $6.88 per share, to the Selling Stockholder who concurrently entered into a long-term supply agreement with the Company. The Selling Stockholder has the choice of either exercising the Warrant or receiving a cash volume discount based upon certain minimum levels of purchases from the Company during the terms of the supply agreement. The Warrant is exercisable immediately whereas the cash volume rebate, if any, is payable after the expiration of the supply agreement. The Warrant expires on August 22, 1997. At such time as the Selling Stockholder may choose to exercise the Warrant, the related accrued cash volume rebate will no longer be available to the Selling Stockholder and such cash volume rebate will be transferred to additional paid in capital.

         The following table sets forth certain information, as of the date hereof, with respect to the Shares held by the Selling Stockholder.

         The Selling Stockholder is not an affiliate of the Company. The shares offered by this Prospectus may be offered from time to time by the Selling Stockholder named below.


                      Number of Shares                          Number of Shares
Name of Selling       Owned Before the       Shares Being       Owned After
Shareholder           Offering (1)           Offered            Offering(2)
- --------------------------------------------------------------------------------
BMG Music                 300,000                300,000                   0


(1) Consists of 300,000 shares of Common Stock issuable to BMG Music upon exercise of the Warrant which is currently exercisable.

(2) Assumes that all Shares offered by this Prospectus are sold and that no additional shares of Common Stock of the Company are acquired by BMG during the offering period.

                              PLAN OF DISTRIBUTION

         This Prospectus may be used from time to time by the Selling Stockholder in connection with the sale of the Shares registered hereby. The Shares may be sold from time to time directly by the Selling Stockholder or by pledgees, donees, transferees or other successors in interest. Alternatively, the Shares may be offered from time to time by the Selling Stockholder to or through brokers or dealers who may act solely as agent, or may acquire shares as principal. The distribution of the Shares may be effected in one or more transactions that may take place on Nasdaq, including block trades, ordinary broker's transactions, privately negotiated transactions or through sales to one or more broker/dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholder in connection with such sales. The Company will not pay any commissions or fees. In connection with such sales, the Selling Stockholder and any participating brokers or dealers may be deemed "underwriters" as such term is defined in the Securities Act of 1933, as amended.


                                     EXPERTS

        The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K/A for the 52 weeks ended April 29, 1995 as filed on October 19, 1995 and August 11, 1995 and in the Company's Annual Report on Form 10-K for the 52 weeks ended April 29, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

         Certain legal matters relating to the Shares will be passed upon for the Company by Bryan Cave LLP, 245 Park Avenue, New York, New York 10167-0034.

================================================================================



         No dealer, salesman or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates or an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale or distribution made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.


                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Available Information ....................................................     2
Incorporation of Certain
  Information by Reference ...............................................     2
The Company ..............................................................     4
Use of Proceeds ..........................................................     4
Selling Securityholder ...................................................     4
Plan of Distribution .....................................................     5
Experts ..................................................................     5
Legal Matters ............................................................     5



================================================================================



================================================================================



                               SHOREWOOD PACKAGING
                                   CORPORATION





                         300,000 Shares of Common Stock,
                                 Par Value $.01







                                ================

                                   PROSPECTUS


                                ================








                               ____________, 1996



================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.          Other Expenses of Issuances and Distribution
                  --------------------------------------------
                  S.E.C. Registration ..........................         $ 1,706.89
                  Legal Fees and Expenses ......................           7,500.00
                  Accountants' Fees and Expenses ...............           5,600.00
                  Nasdaq .......................................           6,000.00
                  Miscellaneous ................................               0.00
                                                                         ----------
                  Total ........................................         $20,806.89

Item 15.          Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law grants each corporation organized thereunder certain powers to indemnify its officers and directors against liability for certain of their acts.

                  ARTICLE VII of the Registrant's By-Laws provides as follows:

         The Corporation shall indemnify any director or officer of the Corporation or a subsidiary, or any person serving at the request of the Corporation or a subsidiary as a director, officer or member of another corporation, partnership, joint venture, trust, committee or other enterprise or any person who is or was an employee or agent of the Corporation or a subsidiary, as deemed advisable by the Board of Directors, to the full extent permitted by Delaware or any other applicable law.

         The indemnification and advancement of expenses permitted by law shall, unless otherwise provided, when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  ARTICLE SIXTH of the Registrant's Certificate of Incorporation provides as follows:

         A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit.

Item 16.          Exhibits

(a)

Exhibit No.                        Description

 5.1     --       Opinion of Bryan Cave LLP
23.1     --       Consent of Deloitte & Touche LLP
24.1     --       Power of Attorney (included on signature page)


Item 17.          Undertakings.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 13th day of May, 1996.

                                    SHOREWOOD PACKAGING CORPORATION


                                    By: /s/ Howard M. Liebman
                                        ---------------------------------------
                                        Howard M. Liebman, Executive Vice
                                        President and Chief Financial Officer

                                                         Date: May 13, 1996



                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints HOWARD M. LIEBMAN and MARC P. SHORE, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting into said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the date indicated.


Signature                 Title                              Date
- ---------                 -----                              ----
/s/ Marc P. Shore         Chairman of the Board, Chief        May 13, 1996
- ---------------------     Executive Officer, President
Marc P. Shore             and Director


/s/ Floyd S. Glinert      Executive Vice President-           May 13, 1996
- ---------------------     Marketing and Director
Floyd S. Glinert

/s/ Howard M. Liebman     Executive Vice President           May 13, 1996
- ---------------------     Chief Financial Officer and
Howard M. Liebman         Director
                          (Principal Financial Officer)

/s/ William H. Hogan      Corporate Controller               May 13, 1996
- ---------------------     (Principal Accounting Officer)
William H. Hogan

                          Director                                 , 1996
- ---------------------                                        ------
William Weidner

/s/ R. Timothy O'Donnell  Director                           May 13, 1996
- ---------------------
R. Timothy O'Donnell

                          Director                                 , 1996
- ---------------------                                        ------
Melvin Braun

                          Director                                 , 1996
- ---------------------                                        ------
Seymour Leslie

/s/ Kevin J. Bannon       Director                           May 13, 1996
- ---------------------
Kevin J. Bannon

                                  EXHIBIT INDEX




Exhibit No.       Description                                           Page No.
- -----------       -----------                                           --------
5.1                         Opinion of Bryan Cave LLP

23.1                        Consent of Deloitte & Touche LLP

23.2                        Consent of Bryan Cave LLP
                            (included in Exhibit 5.1)